Exhibit 10.8

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) effective as of 17th December, 2018 (“Effective Date”) is made between ABIVAX SA which has a place of business at 5, rue de la Baume—F-75008 Paris—France (“Sponsor”) and IQVIA Ltd of 500 Brook Drive, Green Park, Reading, Berkshire RG2 6UU (“IQVIA”). When signed by both parties, this Agreement will set forth the terms and conditions under which IQVIA agrees to provide certain services to Sponsor as set forth herein.

Recitals:

A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. IQVIA is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

B. Sponsor and IQVIA desire to enter into this Agreement to provide the terms and conditions upon which Sponsor or its affiliates may engage IQVIA or its affiliates from time-to-time to provide services for individual clinical studies on human being under applicable good practices or related projects by executing individual Work Orders (as defined below) specifying the details of the services.

Agreement:

1.	Agreement and Work Orders.

1.1

Scope of Agreement. As a master form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1.3 below), without having to re-negotiate the basic terms and conditions contained herein.

1.2

Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, project management, pharmacovigilance, central laboratory services, clinical pharmacology services, electrocardiogram (ECG) services, the Quintiles Infosario® System services, medical device services, and other services requested by Sponsor, and agreed to by IQVIA as set forth in the relevant Work Order (collectively, the “Services”). For the avoidance of doubt, the Services include, to the extent implicitly integral to the Services, IQVIA’s expert advices and regulatory and technical recommendations in its field of expertise, in connection with the Services, pursuant to its general duty to advise. Upon agreement of the parties some regulatory requirements may be transferred to IQVIA by Sponsor under a Work Order depending on the responsibility split and details specified in such Work Order and upon the parties entering into a Transfer of Regulatory Obligations agreement.

1.3

Work Orders. The specific details of the Services for each project under this Agreement (each a “Project”) shall be set forth in a work order signed by the parties (a “Work Order”). A draft form of Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede this Agreement on a specific matter. All exhibits hereto shall be deemed to be incorporated herein by reference.

1.4

Change Orders and Change Notification Forms . Any change in the details of a Work Order or the assumptions upon which the Work Order is based may require changes in the budget and/or time lines. If changes are considered material by the Parties a written amendment to the Work Order (a “Change Order”) is to be diligently agreed between the parties in utmost good faith. In other cases the matter may be dealt with by way of a Change Notification Form as noted below. IQVIA reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to IQVIA, IQVIA and Sponsor shall include the new scope of such regulatory obligations in such Change Order. The Party in charge of the related regulatory aspects shall file such amendment where appropriate, or as required by law or regulation.

If changes to the details of the Work Order or assumptions are not considered material by the Parties then the matter may be addressed by way of a Change Notification Form (“CNF”) in IQVIA’s standard format. The Parties agree that every CNF addressed from the signature of Work Order (or the last Change Order) shall be regularized when a new Change Order is signed. The Parties shall agree to regularize CNF’s at least every [***].

1.5

Standards of care. Under each Work Order, IQVIA shall allocate, in all professional conscience, such requisite time, attention, application and haste necessary for the correct and timely implementation of the Services and, therefore, undertakes to make its best efforts to conduct the Services, in strict compliance with the following, by descending order of priority:

•	any and all international and local applicable laws, rules, regulations and convention (hereinafter, collectively, the “Regulation”),

•

any and all applicable international and local accepted industry standards, good practices and guidelines, codes of conduct, permits and licenses, especially the Good Practices applicables to the Services (such as but not limited to the ICH, EU and FDA Good Clinical Practices and, whenever applicable, the practices described under the Work Order), and any local enactement thereof, (hereinafter, individually and collectively, the “GxP”)

•	the protocol of the clinical study(ies) on human beings (hereinafter, the “Study(ies)”) to be performed under each Work Order (hereinafter, individually and collectively, the “Protocol”),

•

the other reasonable written instructions and standard operating procedures provided from time to time by Sponsor and/or by its designee(s) where agreed to be followed by IQVIA (hereinafter, the “Instructions”),

•

In the absence of agreed Instructions, IQVIA’s own Standard Operating Procedures (hereinafter, the “SOPs”) shall be followed in the performance of the Services together with applicable health safety rules and generally accepted scientific principles in the scientific community and state of scientific knowledge.

In case of discrepancy between any of the above, the strictest rule or practice shall prevail. Given the purpose of the Services within the frame of clinical study(ies) on human beings, the strict adherence to the above by IQVIA in the performance of the Services is a material provision of this Agreement.

IQVIA also represents and warrants (i) that it has the necessary material, technical and human resources, means and authorisations, and has gained the scientific experience, the necessary skills, the appropriate knowledge and specific know-how to carry out the Services; and, (ii) to actively, continuously and closely cooperate by supplying all information necessary to the proper realisation of the Study(ies) with regard to the needs of Sponsor; and (iii) to obtain all administrative and legal authorizations and certifications necessary for the performance thereof. Notably, IQVIA shall make sure that any and all regulatory authorizations that are the responsibility of IQVIA to obtain or to ensure that they are in place (either through applicable law—including the regulations prohibiting the inclusion of patients without prior informed consent and competent committee(s)’ and agency(ies)’ prior approvals) or as per the scope of work) are obtained and appropriate practices are in force prior to the start-up of each Study.

IQVIA shall use commercially reasonably efforts to maintain study team continuity amongst the dedicated study leads for each function (comprising the Lead Project Manager, Lead Data Manager, Lead CRA and Lead Biostatistician ) each of whom will be deemed “Key Personnel”. IQVIA will not remove Key Personnel from a study except for disability, resignation, maternity leave, promotion or termination of employment. Should Key Personnel be unable to fulfil his/her duties for reasons noted above during the term of a Work Order, IQVIA shall provide notice to Sponsor within [***] of such departure or inability. Sponsor shall have the right to approve any new Lead Project Manager designated by IQVIA, such approval not to be unreasonably withheld or delayed. Any rejectment of the suggested candidate shall be for reasonable, lawful and non-discriminatory causes.

IQVIA acknowledges that it is of prime importance to Sponsor that the Services are carried out in accordance with the estimated timelines for the project (hereinafter, the “Timelines”) as agreed upon between the Parties and designated under each Work Order and as such IQVIA shall use all reasonable commercial endeavours to meet such Timelines.

Data Storage & Data Quality. IQVIA shall take such appropriate, technical and organisational measures, as further described in the Data Processing Agreement attached to this Agreement as Exhibit B, to robustly protect any and all data relating to the Services, especially the raw/source data (i.e.: clinical evaluation, hematobiochimical analysis, etc.), calculated or derived data, as well as the programs written to restructure the data and their source codes (hereinafter, the “Data”) against risk of loss and/or damage, such as those to be caused by computer failure, software malfunctions, viruses, fire, theft and flood for the durations required by the GxP.

According to the GxP, IQVIA shall warrant the integrity, and continued completeness of the Data whilst in IQVIA’s possession, to the extent IQVIA has control on such conformity (i.e.: IQVIA shall not be liable for a non-conformity caused by the Sponsor or any third party).For the avoidance of doubt, IQVIA also warrants the accuracy of any Data it generates, subject to the accuracy of the source Data received by IQVIA from other third-parties participants in the related Study and from which the Data generated by IQVIA are derived.

IQVIA will regularly (and at intervals to be agreed between the parties) return to Sponsor the Data which is a deliverable under the Work Order, and log files prepared by IQVIA during the Services, according to the Instructions (notably the eCRF completion procedure if any) and the SOPs unless otherwise requested by Sponsor or unless IQVIA has agreed to store such Data after completion of the Services (and, in such circumstances, IQVIA shall at least furnish to Sponsor a certified copy of such Data. IQVIA shall store those Data in a retrievable format and promptly make the same available to Sponsor if so requested during the course of the Services and for any longer period that IQVIA has agreed to store the Data for Sponsor. Upon expiration of such period of retention, IQVIA shall contact Sponsor or its successor or assignee to discuss the return or destruction of all original Data, to the extent as local laws and regulations permit it to do so.

1.6

Relationship with Affiliates. Sponsor agrees that IQVIA may use, upon notification to Sponsor, the services of its affiliates as subcontractors to fulfill IQVIA’s obligations under this Agreement or any Work Order and IQVIA shall remain responsible for all such Services performed by its affiliates. Any affiliate of IQVIA or Sponsor may enter into a Work Order under this Agreement. The terms, conditions and rights in this Agreement shall be incorporated into the Work Order and such affiliate, notwithstanding the foregoing, shall be solely responsible for the performance of the Services under such Work Order. The term “affiliate” shall mean all entities controlling, controlled by or under common control with IQVIA or Sponsor, as the case may be.

Upon Sponsor’s prior consent (other than in respect of IQVIA Affiliates), IQVIA may use subcontractors to perform part of the Services which would ordinarily be performed by IQVIA itself as part of its professional services, provided that such subcontractors: (i) are bound by materially similar terms to those in this Agreement relating to IP ownership, obligations of confidentiality, of non-use, of maintaining appropriate levels of quality assurance and of compliance with applicable laws, regulations and GxP and (ii) would perform the subcontracted parts of the Services in compliance with the Instructions, and any specific additional terms in the related Work Order. IQVIA shall be responsible for the diligent selection, instruction and supervision of subcontractors and warrants their compliance with the obligations contained herein.

2.	Payment of Fees and Expenses.

2.1

Project Budget. Sponsor will pay IQVIA the fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. Depending on the estimated cash flow of the Project and the payment terms, Sponsor agrees that a prepayment will be needed for IQVIA to maintain cash neutrality over the term of the Project. For Projects extending over more than one calendar year, the budget will include an annual cost adjustment.

In no event, shall Sponsor be obligated to pay any amount in excess of the estimated amounts (including pass-through costs) itemized under a Work Order for each related part of the performed Services as detailed under such Work Order (“Project Budget”) unless otherwise agreed by Sponsor. IQVIA shall not however be obliged to perform Services in excess of the Project Budget. Any Fees in a Project Budget that are fixed fees (or lump sum) for specific Services shall not increase unless Sponsor requests modifications to the timeline, the protocol or scope of the Project or the assumptions upon which the fixed fee or lump sum were agreed prove incorrect . In that case and provided that IQVIA agreed (agreement not to be unreasonably withheld) to perform such additional Services, IQVIA shall provide Sponsor with a specific reasonable quotation thereof. Unless otherwise agreed in a Work Order prices are to be denominated and payable in EURO. IQVIA shall invoice and collect VAT or other relevant taxes on the sums due hereupon when applicable; the rate and amount of such taxes shall appear on the invoices for payment.

Pass-through costs and expenses, as detailed under each Work Order and any associated Change Order represent IQVIA’s sole reimbursable pass-through costs and expenses and its best estimate of the cost of the same. Where pass-through costs and expenses threaten to reach the estimate in the budget, IQVIA will provide Sponsor with the reasons of such risk. Any of their upward variation shall be reviewed with Sponsor and implemented following Sponsor’s consent only (not to be unreasonably withheld or delayed). IQVIA shall inform Sponsor in advance of their amount. Pass – through costs shall be reimbursed without mark-up by Sponsor, and shall be supported by a summary sheet and written evidences, capped to any fixed amounts agreed.

Such above compensations include as a lump sum: (i) the reimbursement by Sponsor to IQVIA for any other out-of-pocket expense, overhead, charges incurred by IQVIA for the performance of the Services; (ii) the payment of its advices and the use of any intellectual property rights in performing the Services; (iii) the transfer of ownership to Sponsor of all deliverables pursuant to the terms of the relevant Work Order including proprietary rights therein. IQVIA agrees not to, and shall cause its Affiliates, their employees (and approved subcontractors, as the case may be) not to, invoke any such rights against Sponsor or its assignee as a result of the subsequent exploitation of the deliverables under the Work Order.

The Parties acknowledge and agree that the considerations above constitute, as good and valuable consideration, fair market value for the Services performed, do not take into account the past, present, or future volume or value of any business or referrals between the Parties, and are not being given, directly or indirectly, as an inducement or reward with respect to the formulary placement of any of ABIVAX’s or its Collaborators’ Study(ies), product(s) or approval of their registration.

2.2

Invoices. IQVIA will invoice Sponsor in accordance with the budget and payment schedule for IQVIA’s fees, and monthly for its expenses and pass-through costs incurred in performing the Services. All invoice payments shall be made to IQVIA within [***] of the invoice date if an invoice is delivered electronically, or from the date of receipt if Sponsor requests a paper invoice, except for prepayment and investigator invoices which are due and payable upon receipt. Expenses and pass-through costs will be supported by a detailed summary sheet. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth above and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Recirpocally, in case of dispute of an invoice, IQVIA will not put the Services on hold unless IQVIA has evidenced grounds to believe, in good faith, that it is at risk of not being paid for the further Services. Pursuant to the mandatory provisions of articles L.441-3 and L.441-6 of the French “Code de Commerce”, in case of late payments or non-payment of one or several non-disputed invoice(s) within the fixed term, IQVIA reserves the right to charge interests, as from the notification of the non-payment and without the necessity of a reminder, at the rate of [***] the legal interest rate and is also entitled to obtain from Sponsor a fixed sum of [***], as compensation for recovery costs. If Sponsor requires a purchase order (“PO”) related to an IQVIA invoice, then Sponsor will provide the PO prior to invoicing by IQVIA. If no PO is provided, IQVIA will invoice Sponsor without the PO. If re-submission of an invoice is required based on Sponsor’s PO requirement or based upon Sponsor request, IQVIA’s re-submission of that invoice will not change the due date for payment based on the original invoice. Any provisions contained within a PO that modify, conflict with or contradict any term or provision of this Agreement shall be deemed to be null and void.

2.3

Taxes. Sponsor shall pay all sales and use taxes, including all applicable goods and services tax, value added tax, local taxes and applicable duties (collectively, “Taxes”) that are imposed by legislation in connection with the provision of Services and that are not recoverable by IQVIA. All fees set forth in a Work Order are exclusive of Taxes. Where Taxes are paid by IQVIA, IQVIA will provide an invoice showing the Taxes included. Where any Taxes are paid directly to a tax authority or government by Sponsor, Sponsor shall not deduct this amount from any amount due to IQVIA. The requirements of this provision shall not apply to any employment-related taxes, duties, income taxes or withholding and shall only apply to Taxes applicable to the Services.

2.4

CIR. The Parties shall enter into any Work Order solely through IQVIA’s French Affiliate company, IQVIA RDS France SAS, and IQVIA represents and warrants that such Affiliate is entitled to the Tax Credit in favour of research (i.e. “agrément Crédit d’Impôt Recherche” or “CIR”) by the French Ministry of Research and that to the best of its ability it will maintain such entitlement for the duration of this Agreement in order that the expenses by Sponsor related to the Services performed by IQVIA RDS France SAS (or through Work Orders executed with IQVIA RDS France SA) would be eligible to such Tax Credit calculation, according to French regulation.

2.5

Foreign Currency Exchange. The currency to be used for invoicing and payment shall be the Euro unless otherwise stated in the budget or table attached to the applicable Work Order (the “Contract Currency”).

(a)

Pass-Through Costs. If IQVIA incurs pass-through costs in a currency other than the Contract Currency, then Sponsor shall reimburse IQVIA for IQVIA’s actual costs in the Contract Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month immediately preceding the month in which such pass-through costs are paid by IQVIA.

(b)

IQVIA’s Fees. If any Work Order involves the performance of Services by IQVIA or its affiliates in any country that uses a currency other than the Contract Currency, the Budget for those Services will be based on the local rates in the currency used by IQVIA for pricing in that country (the “Non-Contract Currency”), but converted to and reflected in the Contract Currency. If the portion of the fees based on Non-Contract Currencies exceeds the equivalent of [***] (based on the assumptions in the Budget) in any Work Order, inclusive of executed Change Orders, IQVIA will perform an annual reconciliation (at the anniversary of the effective date of the applicable Work Order each year during the term—the “Contract Anniversary”) of the fees billed in the 12 months prior to the Contract Anniversary compared to the fees that would have been billed based on the application of the Oanda quarterly average Contract Currency exchange rates to Non-Contract Currency fees. The reconciliation will be performed on the final invoice if the term of the applicable Work Order is less than 12 months. If the reconciliation establishes a difference of more than [***], plus or minus, the amount exceeding [***] will be charged or credited to Sponsor. By way of example only, if the amount of fees billed in Non-Contract Currencies is [***] in the [***] prior to the annual reconciliation, and the annual reconciliation determines that the amount that would have been billed during this same time period utilizing the actual foreign currency exchange rates equals [***], then the difference equals [***]. Under this example, IQVIA would credit to Sponsor the amount of [***].

2.6

Information Requests. To the extent not publicly available and at IQVIA’s request, Sponsor shall promptly share financial details (such as audited financials) once per calendar year that demonstrate Sponsor’s continuing ability to meet its payment obligations under this Agreement and associated Work Orders (each, an “Information Request”). Additionally, Sponsor shall promptly notify IQVIA upon becoming insolvent or commencing bankruptcy proceedings. Any information shared with IQVIA pursuant to an Information Request will be subject to IQVIA’s obligations of confidentiality set forth in Section 4.1.

3.	Term and Termination.

3.1

Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, or until terminated by either party in accordance with this Section 3. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least sixty (60) days prior to the renewal date that the notifying party does not want to renew the Agreement. If this Agreement is terminated but a Work Order hereunder is not, the terms of this Agreement will continue to apply to such Work Order as if the Agreement had not been terminated.

3.2

Termination without Cause. Sponsor may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement upon at least forty five (45) days’ prior written notice to IQVIA.

3.3

Termination for Cause. Either party may terminate this Agreement or any Work Order for a breach upon [***] written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. Cumulatively, Sponsor expressly reserves the right to terminate this Agreement and/or any Work Order with immediate effect by written notice and without any liability whatsoever in case IQVIA becomes debarred under the Generic Drug Enforcement Act or under any other international, European or national similar regulation. In the event that IQVIA has been found guilty of gross incompetence or misconduct and/or shows any serious or persistent negligence in the provision of the Services and/or makes a serious breach of the Agreement such as but not limited to the misuse or the dissemination of confidential information, the violation of provisions regarding intellectual property, or the violation of the Regulation, Protocol, GxPs, Instructions and/or SOPs then Sponsor shall be entitled to instruct IQVIA to cease the provision of Services under the relevant Work Order with immediate effect whilst the matter is investigated and discussed but without prejudice to any futher right to terminate this Agreement and any respective Work order for breach of contractual undertakings.

3.4

Standards. If a Party determines, that the performance of the Services contemplated by one or more Work Orders would constitute an actual violation of Regulatory, scientific or ethical standards of integrity, then such Party may terminate such Work Order(s) by giving written notice stating the effective date (which may be less than [***] from the notice date) of such termination. In the event that Sponsor terminates a Work Order pursuant to this Section 3.4 Sponsor shall pay to IQVIA by way of compensation for early termination a sum equivalent to the budgeted professional fees that would have been payable to IQVIA during a period of [***] from the date that the notice of termination was given together with all non cancellable expenses and pass- through costs.

3.5

Bankruptcy. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

3.6

Sponsor-Initiated Study Hold. In the event that Sponsor notifies IQVIA in writing that any Study is placed on hold or delayed for a period of [***] or more, unless a greater period of time is mutually agreed upon between the Parties in a writing signed by each Party (such period the “On Hold Period”) IQVIA and Sponsor will negotiate in good faith in an effort to agree upon a fee that compensates IQVIA for Services and pass-through costs incurred and any non-cancellable obligations, and, if requested by Sponsor, for retention of IQVIA staff for the Study. The parties agree that such fee for the retention of any IQVIA staff for the Study during such On Hold Period shall be equal to the product obtained by multiplying (i) the personnel rate set forth in the applicable Statement of Work for such personnel, by (ii) the FTE percentage for such personnel during the Study Period set forth in the applicable Statement of Work. If Sponsor does not wish to retain IQVIA personnel for the duration of such On Hold Period, IQVIA shall have the right to reallocate non-retained staff [***] after the initiation of the On Hold Period. If Sponsor seeks to place a Study on hold more than once in any period of [***], the Parties will discuss in good faith the appropriateness of IQVIA being compensated for the fact that IQVIA personnel are not able to perform Study activities nor be assigned to another project during any On Hold Periods after the first such On Hold Period in a [***] period. The Parties shall agree on an appropriate adjustment to project timelines and budget to take the On Hold Period and the resulting impact of the On Hold Period into account.

3.7

Payment. Sponsor shall pay IQVIA for all Services properly performed as per the terms of this Agreement and related Work Order and reimburse IQVIA for all costs and expenses incurred in accordance with this Agreement and any applicable Work Order for Services properly performed , even if the parties’ original payment schedule spreads out payments for certain services or defers payments for certain services until the end of the Study, with payments to include all reasonable non-cancelable and non-avoidable costs incurred prior to termination but paid after the termination date. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay IQVIA on a pro-rated basis for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones.

3.8

Closeout. Upon termination of a Work Order, the parties shall promptly meet to prepare a close-out schedule, and IQVIA shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. Sponsor shall pay for all actual reasonable costs, including time spent by IQVIA personnel, incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Sponsor without cause, Sponsor shall also pay IQVIA for any IQVIA personnel exclusively assigned to the affected Projects at the agreed rates (provided that such personnel’s time is not already being billed for close-out Services) from the date of termination until such personnel have been assigned to another project, or until [***] from the date of notification, whichever comes first. IQVIA shall make all reasonable efforts to promptly re-assign such personnel.

4.	Confidentiality.

4.1

Confidential Information. Sponsor and its affiliates possess certain confidential and proprietary data and information, including without limitation Sponsor Property (as defined in Section 5.1 below) (“Sponsor Confidential Information”), and IQVIA and its affiliates possess certain confidential and propriety information pertaining to its operations, methods and pricing, including without limitation IQVIA Property (as defined in Section 5.2 below)(“IQVIA Confidential Information”) (Sponsor Confidential Information and IQVIA Confidential Information, including the terms of this Agreement and any Work Order, are each referred to herein as “Confidential Information”). “Confidential Information” does not include information that can be demonstrated by written evidence is (i) already in the receiving party’s possession; (ii) part of the public domain through no fault of the receiving party; (iii) received from a third party authorized to provide it; (iv) independently developed by the receiving party; or (v) required by law to be disclosed provided each party shall notify the other party prior to making any required disclosure.

4.2

Mandatory confidence. IQVIA is also aware that Sponsor lists its shares/securities on the stock market and that the European and French stock exchange and securities laws prohibit trading of shares and/or securities while in possession of material non-public information of Sponsor and prohibit sharing this information with others to enable them to trade. Cumulatively, IQVIA hereby represents that it has no other economic interests in Sponsor and/or its activities than stated herein and acknowledges and agrees that Sponsor may have to use and disclose the contractual relationship and the financial arrangements with IQVIA as necessary to comply with public health/pharmaceutical and stock exchange/securities laws and regulations pertaining to information and transparency requirements.

4.3

Obligations. The Confidential Information shall be used by the receiving party, its affiliates and their employees only for purposes of performing the receiving party’s obligations hereunder. Each party shall keep confidential all Confidential Information received from the other party or its affiliates, and will not disclose or publish Confidential Information to third parties without the other party’s prior written consent, provided, however, that IQVIA may disclose limited Confidential Information as necessary in furtherance of a project hereunder, provided that such third party is not a competitor of Sponsor and is bound by confidentiality obligations substantially similar to those set forth herein. These obligations of confidentiality and nondisclosure shall remain in effect for a period of [***] after the completion or termination of this Agreement or the applicable Work Order, whichever is later.

4.4

Publicity/Publication. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior express written consent. IQVIA shall not proceed to publication or communication in connection with the subject matter or the results of the Services, without the prior written consent of Sponsor.

4.5

Transparency. In compliance with stock market and pharmaceutical transparency requirements IQVIA hereby acknowledges and agrees that Sponsor may have to publicly disclose the interactions between the Parties, such as the existence and purpose of this Agreement and the amounts paid to IQVIA, and, potentially, Sponsor and/or IQVIA may have to disclose the interactions between IQVIA and healthcare professionals or organisations for the performance of this Agreement as long as these generate any transfer of value. In any case, IQVIA will inform Sponsor about the existence of such transfers and report them to Sponsor on a quarterly basis. IQVIA shall inform its collaborators of such obligations and shall take care of any notifications required under applicable data privacy obligations in that respect.

4.6	Survival. the obligations stated herein shall survive expiry or termination of this Agreement for any reasons whatsoever for [***] thereafter.

5.	Ownership and Inventions.

5.1

Sponsor Property. All material, data, documents and information provided by or on behalf of Sponsor or provided by IQVIA to Sponsor as deliverables under this Agreement (“Deliverable”) (including any information which incorporates, relies upon, reveals or is a derivative of a Deliverable) and any intellectual property rights in the same (including neighbouring rights such as but not limited to know-how and trade secrets) shall be or become the property of Sponsor, excluding IQVIA Property (“Sponsor Property”). Any inventions that may evolve from the Sponsor Property as the result of Services performed by IQVIA under this Agreement shall belong to Sponsor and IQVIA agrees to assign its rights in all such inventions and/or related patents to Sponsor.

In consequence, IQVIA hereby assigns and shall cause its affiliates and subcontractors and their respective employees, representatives and agents involved in the provision of the Services, to assign, any rights in Sponsor Property (including all legally possible waivers to moral rights) to Sponsor. At Sponsor’s request and reasonable expenses, IQVIA shall execute and cause its affiliates and subcontractors and their respective employees, representatives and agents to execute, all such documents and do all such other acts and things as Sponsor may reasonably require in order to vest fully and effectively all such Sponsor Property in the Sponsor. The above refers also to all future Sponsor Property rights which will be deemed, to be automatically assigned to and vested in Sponsor, or its nominee upon their creation without further compensation.

If any IQVIA Property (as defined below) is included in any deliverable provided by IQVIA to Sponsor under this Agreement or is necessary for the use, registration and/or exploitation of such deliverable (“Licensed IQVIA Property”), Sponsor and/or its Affiliates (and/or their successors, mandatees or designees that shall not be a direct competitor of IQVIA in that respect) shall have a non-exclusive, perpetual, worldwide, fully-paid up and royalty-free license to use (but not sell) such Licensed IQVIA Property, solely to the extent reasonably necessary for Sponsor and/or its affiliates (and/or their successors, mandatees or designees that shall not be a direct competitor of IQVIA in that respect) to access and use or otherwise exploit such deliverable provided such Licensed IQVIA Property is licensed to Sponsor “AS IS” without warranty of any kind, express or implied and that IQVIA has no liability to Sponsor of any kind , whether direct or indirect, arising out of or in connection with such Licensed IQVIA Property. Notwithstanding, this section shall not relieve IQVIA from its obligations regarding the complete and proper performance of the Services and of its obligations in conformity with the terms of this Agreement.

IQVIA is forbidden to claim and shall forbid all its affiliates and subcontractors (who are involved in the performance of the Services), and their employees, representatives and agents, from claiming any rights of industrial, intellectual, literary or commercial property, which contain, reveal or are a derivative of Sponsor Property, without prior written agreement of Sponsor.

For the avoidance of doubt, and as applicable if required by Regulation, any Sponsor Property generated from the Services shall be deemed as work for hire (or an ordered work for Sponsor under any applicable law) and, therefore, Sponsor shall own all intellectual property rights in them. Otherwise, IQVIA hereby irrevocably and unconditionally assigns to Sponsor, and waives in favour of Sponsor, which has anticipatory accepted, all intellectual property rights and assimilated rights, titles and interests IQVIA may have or acquire in connection with such Sponsor Property, including but not limited to all patrimonial rights such as the rights of reproduction, distribution, communication to the public, adaptation, and translation, and, to the full extent permitted by the applicable law, all moral rights, on such works, creations and inventions generated at the occasion of the Services, for the exploitation of the assigned rights by any and all means, under whatever form and on whatever support, for the entire duration of the right concerned and applicable throughout the entire world. Any assignment of intellectual property rights hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the relevant countries where Moral Rights exist, IQVIA hereby waives such Moral Rights and consent, to any action of Sponsor that would violate such Moral Rights in the absence of such consent.

Any assignment of copyright/author rights and neighbouring rights hereunder (and any ownership of a copyright/author rights/neighbouring rights as a work made for hire) includes any right of exploitation in a form not known when entering into this Agreement. If mandatory required by the law for the validity of such assignment, any exploitation in a form not known when entering into this Agreement will remunerated by one-time fees equal to 0.001 % of the agreed price for each new exploitation form, whatever the material and/or territorial scope and duration of such exploitation.

5.2

IQVIA Property. IQVIA and its affiliates own all right, title, and interest in and to the data, data models, databases, inventions, processes, know-how, copyrights, trade secrets, analytical methods, procedures and techniques, manuals, personnel data, pricing, financial information, technical expertise, software, and other intellectual property rights that (a) exist prior to the Effective Date or (b) are independently developed by or for IQVIA and its affiliates (“IQVIA Property”). Sponsor and IQVIA agree that any improvement, modifications and enhancements to existing IQVIA Property or any new arising IQVIA Property (whether or not discovered or developed whilst undertaking the Services) is the sole and exclusive property of IQVIA provided such IQVIA Property does not incorporate, reveal or is not a derivative of Sponsor Property or Sponsor Confidential Information.

IQVIA’s Property shall also include its proprietary systems, platforms and applications, including without limitation its electronic data capture system (collectively, the “Quintiles Infosario® System”) as far as they do not incorporate, reveal or is not a derivative of Sponsor Property or Sponsor Confidential Information.

In the event that the Sponsor Property, especially any know-how, cannot be transferred to Sponsor, notably for any legal reasons IQVIA hereby grants Sponsor with an exclusive, worldwide, irrevocable, fully paid up royalty free licence under such IQVIA’s Property to use and exploit such Sponsor Property for any purpose whatsoever.

Peaceful enjoyment warranty. IQVIA represents that those Services which are within its business offering (“IQVIA Services”) are its original creation or that it has all rights permitting to provide them. IQVIA thus warrants to Sponsor that:

•	it has not assigned on an exclusive basis all or part of the property rights in IQVIA Services;

•

to the best of IQVIA’s knowledge and belief, IQVIA Services when viewed as stand alone service and not in the context of Sponsor Property are not infringing upon a pre-existing work, of any nature whatsoever;

•

in the context of the representation above and IQVIA Services to the best of IQVIA’s knowledge and belief it has complied, if applicable, with the intellectual property rights of third parties, especially on the software, patents and trademarks in that respect.

5.3

Quintiles Infosario® System. To the extent that IQVIA provides Services using the Quintiles Infosario® System, Sponsor grants to IQVIA all rights necessary to use and manage the data entered into the Quintiles Infosario® System for the sole purpose and to the strict extent necessary for the performance of the Services. Pursuant to the terms and conditions of this Agreement and the applicable Work Order, Sponsor shall have the non-exclusive right, during the term specified by the relevant Work Order, to use the Quintiles Infosario® System. Upon expiration or termination of the applicable Work Order, Sponsor shall immediately cease use of the Quintiles Infosario® System. Sponsor shall have no right to use the Quintiles Infosario® System for any purpose other than specifically allowed under this Agreement. IQVIA makes no representations or warranties as to the accuracy of the data entered into the Quintiles Infosario® System by a third party or generated by a third party, however IQVIA warrants that the actual Study data in the Quintiles Infosario® System will be the same as the source systems in all material respects and IQVIA represents that it will comply with the data quality and data management procedures as may be agreed between the Parties. IQVIA does not warrant that use of the Quintiles Infosario® System will be uninterrupted or error free, nor does IQVIA make any warranty as to the results to be obtained from the use of the Quintiles Infosario® System and that Quintiles Infosario® System, the services and deliverables delivered under the Quintiles Infosario® System are provided and distributed on an “As Is Basis”. Notwithstanding, this section shall not relieve IQVIA from its obligations regarding the complete and proper performance of the Services and of its obligations in conformity with the terms of this Agreement and Sponsor shall not be responsible for or manage any costs or liabilities caused by Quintiles Infosario System or its operating.

6.	Records and Materials.

At the completion of the Services under a Work Order, IQVIA will deliver to Sponsor all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, in such form as is then currently in the possession of IQVIA, subject to the payment obligations set forth in Section 2 herein. IQVIA, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services.

7.	Relationship of the Parties.

7.1

Independent Contractor. The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power nor right to bind or obligate the other party, and neither party shall hold itself out as having such authority.

7.2

Local Representative. If Sponsor desires to conduct a trial in one or more countries that require a local sponsor or representative (the “Local Representative”): (a) to indemnify sites for harm caused by the trial drug or medical device, or (b) otherwise assume primary responsibility for: (i) the trial drug or medical devices, (ii) acting as the importer of record for any trial drug, devices or other goods, or (iii) the trial in general, including without limitation any procedures required by the protocol, Sponsor may request that IQVIA serve as Local Representative in such countries. If IQVIA agrees that one or more of its affiliates will act as Local Representative for Sponsor for a particular trial, the parties will negotiate and enter into a separate agreement specifying the terms of IQVIA affiliates acting as Sponsor’s Local Representative.

7.3

Legal Representative in European Union. If Sponsor is not based in the European Union (“EU”) and services will be performed in the EU, Sponsor may request that IQVIA serve as its legal representative in the EU, and, if IQVIA agrees, the parties will negotiate and enter into a separate agreement specifying the terms of such legal representation.

8.	Regulatory Compliance.

8.1

General. IQVIA certifies that it has not been debarred under the United States Generic Drug Enforcement Act or any applicable law in any other country and that it will not employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor further represents that it will cooperate with IQVIA in taking any actions that IQVIA reasonably believes are necessary to comply with the regulatory obligations that have been transferred to IQVIA.

8.2

Data Protection. Both parties shall at all times abide by all applicable privacy laws and regulations, and this Agreement, including the Data Processing Agreement attached in Exhibit B. In addition, IQVIA shall at all times abide by its privacy policies and Sponsor’s instructions when processing personal data under this Agreement. If the Services will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Union (“EU”), then Sponsor shall serve as the controller of such personal data, as defined by the General Data Protection Regulation (Regulation (EU) 2016/679 Regulation of the European Parliament and the Council on the Protection of individuals with regard to the processing of personal data and on the free movement of such data) (“GDPR”), and IQVIA, as processor of such data, shall act only under the instructions of the Sponsor in regard to such personal data. If Sponsor is not based in the EU, Sponsor must appoint a third party to act as its local data protection representative or arrange for a co-controller established in the EU for data protection purposes in order to comply with GDPR as IQVIA does not provide this service.

8.3

Pharmacovigilance Databases and Systems. In the event a project does not utilize IQVIA’s Pharmacovigilance Databases and System, Sponsor shall be responsible for verifying such systems and databases are of an adequate standard and compliant with applicable law.

8.4	Declaration. IQVIA represents and warrants that:

•

the execution and performance of this Agreement and of the Services do not and will not constitute a default under any contract, agreement or other arrangement or understanding to which IQVIA or its affiliates, are a party or by which they are bound nor to the best of IQVIA’s knowledge and belief does the execution and performance of this Agreement and of the Services constitute a default under applicable laws and/or regulations.

•

it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, and that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement;

The Parties acknowledge and agree that they and their affiliates, their subcontractors and their representatives, employees, agents and consultants and other individuals involved in the Studies shall be able to exercise their own independent ethical, scientific and medical judgment and therapeutic choices in their decisions and advices. In that respect, the parties warrant to refrain themselves from any action or omission that may directly or indirectly prevent or limit in any way such individuals from providing such independent decisions and advices.

IQVIA further hereby undertakes on his name and on behalf of its affiliates and (to the best of its knowledge and belief) subcontractors that (i) they are not and will not be entitled to any pension, bonus or other fringe benefits from Sponsor in relation to the Services , (ii) they are solely and exclusively liable for any and all fiscal and social obligations, taxes, levies or dues required to be paid by IQVIA and/or on any amounts paid to them by Sponsor (including value added or similar taxes, if applicable), and (iii) they shall not make any payments to any elected or nominated official, political party or representative of any authority for the purpose of influencing any act or decision in furtherance of the business of Sponsor.

9.	Audits, Regulatory Inspections and Third Party Legal Proceedings.

9.1

Sponsor Audits. During the term of this Agreement, IQVIA will permit Sponsor’s representatives (provided that (a) such representatives are not competitors of IQVIA (meaning that they offer clinical trial and/or data managment CRO services as opposed to pure audit services); and (b) prior to any audit Sponsor shall procure that its non-employee representative enter into a confidentiality agreement with IQVIA on terms at least as stringent as the confidentiality terms herein) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the terms of this Agreement and the agreed task and that the facilities utilized are adequate. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation.

IQVIA shall provide all reasonable and necessary support and cooperation with such audit, and, if applicable, to provide access to facilities where procedures are being conducted and/or where documents, materials, product stocks, correspondence, data, information, accounts, receipts, records reports and work in progress are being stored, to verify compliance with its obligations under the provisions of the Agreement, for the duration of the Agreement and for the regulatory archiving period compliant with the GxP, if any under the scope of the Services.

To this end, IQVIA shall ensure that Sponsor or the external auditors duly appointed by Sponsor shall have the right to:

•	have reasonable appropriate access to IQVIA’s premises/offices, including storage premises,

•	have reasonable appropriate access to any and all Services and Study information and Services / Study-related documents relevant to the Services,

•	to the extent reasonably requested meet and have interview with Key Personnel.

In case of any audit as permitted herein, IQVIA expressly agrees that a member of the IQVIA’s audit team shall be and remain available to participate in such audits with support as appropriate from members of the Study team.

Sponsor routine audits will be notified to IQVIA with reasonable advance notice and as scheduled upon appointment with IQVIA. The audit frequency shall depend upon the results of the previous audit(s) and the quality performance of IQVIA. In the absence of quality incidents, the frequency would be less than once every year. Sponsor may also conduct directly or through an appointed third party who is not a competitor of IQVIA (as defined above) an audit for cause (e.g.: quality issues) at any time upon [***] written notice at the facilities where activities and procedures are being conducted and where records are being stored.

Following each audit, IQVIA shall have due regard to all observations/written comments made by Sponsor or its external auditor and shall implement promptly any agreed corrective and preventive actions necessary for the good performance of the Services in compliance with the provisions of the Agreement and in particular applicable Regulations and GxP.

A written report stating the results of the audit (and the observation(s), if any), would be sent in the next [***] following the audit date to IQVIA. IQVIA shall ensure a satisfactory follow-up of such observations and take agreed corrective actions by establishing among others, a CAPA plan (targeted to be produced within 4 weeks of the receipt of the audit report) in compliance with the provisions of the Agreement and in particular applicable Regulations and GxP. A follow up of the CAPA implementation should be done between the Parties until all closure actions. This will be done during CAPA follow up meeting and IQVIA should provide supporting records of implementation to Sponsor.

9.2

Regulatory Inspections. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor for which IQVIA is providing Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed.

9.3

Audit and Inspection Costs. After the first audit per calendar year and per Work Order, Sponsor shall reimburse IQVIA for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection or audit relating to the Services instigated by Sponsor or by a government authority which is Sponsor Study specific as opposed to a routine audit of IQVIA’s business , unless and to the extent such inspection, audit or investigation finds that IQVIA breached this Agreement or any applicable law or regulation. Moreover, Sponsor shall not reimburse IQVIA in case of inspection or of audits for cause where a breach of obligations is confirmed.

9.4

Third Party Legal Proceedings. In the event that IQVIA or any of its affiliates, and its and their employees or agents is served with or becomes subject to any subpoena, order, judgment, discovery, proceeding, enforcement or other legal process (each, a “Legal Proceeding”) and, which Legal Proceeding seeks from IQVIA disclosure of any documents or information related to the Services, provided such Legal Proceeding is not caused by IQVIA’s negligent act or omission or breach of this Agreement, then Sponsor shall bear and/or reimburse IQVIA for all reasonable third party fees, costs and expenses including reasonable attorneys’ fees associated with such Legal Proceeding.

10.	Investigators.

10.1

Agreements with Investigators. If the applicable Work Order provides that IQVIA will enter into agreements with investigators or investigative sites (collectively, “Investigators”), IQVIA will use jointly agreed local Clinical Trial Agreement forms based on IQVIA’s standards (“CTAs”). Any applicable Local CTAs, industry-standard forms, site-specific forms, and the Global CTA will be made available for inspection by the Sponsor upon request. IQVIA and Sponsor will mutually agree upon CTA negotiation guidelines (the “CTA Guidelines”) in order to allow IQVIA to negotiate CTAs on the Sponsor’s behalf. If an Investigator insists upon any material changes to any provisions that are not allowed under or addressed by the CTA Guidelines, IQVIA shall submit the proposed change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within [***]. IQVIA’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement or the applicable Work Order. For the avoidance of doubt, nothing contained in this clause, or elsewhere in this Agreement, is intended to confer any right or benefit on any third party including, but not limited to, any Investigator, whether under the provisions of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

10.2

Payment to Investigators. If IQVIA will be paying Investigators on behalf of Sponsor: (a) IQVIA will only pay Investigators from pre-payments received from Sponsor, (b) IQVIA will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor’s failure to make such pre-payment, and (c) such payments to Investigators will be separate from payments to IQVIA for its Services. When Sponsor must publicly report to certain government or regulatory authorities information regarding payments or transfers of value made to certain healthcare professionals by or on behalf of Sponsor to comply with applicable law, IQVIA will prepare and submit financial reports to Sponsor on a quarterly basis in a mutually agreeable format.

11.	Subcontracting and Third Party Vendors.

11.1

Before engaging any third party vendor in the provison of services under this Agreement as a pass- through cost to Sponsor, including Investigators and external clinical centers (“Third Party Vendor”) or delegating any of the Services to a subcontractor (not being an Affiliate of IQVIA), IQVIA shall identify the Third Party Vendors and sub-contractor(s) concerned and obtain Sponsor’s prior written approval(s) (not to be unreasonably withheld) (for instance, by the means of the corresponding Work Order). No assignment shall relieve a Party of its obligations under the Agreement.

IQVIA undertakes that any subcontractors so used shall in all material respects be subject to similar terms and conditions as are applicable to IQVIA under this Agreement, notwithstanding the fact that the realization of Services by such entities and individuals and payments remain under the project management, and in respect of subcontractors responsibility, of IQVIA.

IQVIA further undertakes to promptly notify Sponsor if an act or omission of a Third Party Vendor is reasonably likely to have a material impact on IQVIA’s ability to perform the Services or an impact on the overall related Project and IQVIA shall at Sponsor’s direction promptly take commercially reasonable corrective action necessary to prevent, resolve, or circumvent the material impact, such action to be at Sponsor’s reasonable cost and expense to the extent it extends beyond IQVIA’s normal project management functions.

IQVIA agrees to promptly terminate any agreement with a subcontractor of any of its rights or obligations hereunder or with any Third Party Vendor in connection with its activities hereunder, in the event such subcontractor or Third Party Vendor or, to IQVIA’s knowledge, any of their shareholders, directors or legal representatives, is included in any official health or trade and economic sanctions list. In this situation, if IQVIA fails to terminate such agreement with such subcontractor or third party, Sponsor shall be entitled to immediately terminate the corresponding Work Order under which the services concerned are being performed without any compensation or indemnity whatsoever to IQVIA.

11.2

Third Party Agreements. If the applicable Work Order provides that IQVIA will enter into agreements with Investigators or any other Third Party Vendor to procure goods or services for the applicable Project under the applicable Work Order on behalf of Sponsor such Third Party Vendors shall be independent contractors and shall not be considered the employees, agents, or subcontractors of IQVIA or Sponsor. To the extent included in the scope of work and budget in applicable Work Order, IQVIA will manage a Third Party Vendor related to the applicable Study (i.e. monitor and verify Project timeline adherence, include in team meetings to the extent applicable, highlight and escalate performance issues, recommend corrective actions, if any, related to performance, and include progress in status reports); provided, however, IQVIA shall not be responsible for the goods or services provided by such Third Party Vendors save as provided below and, for the avoidance of doubt, IQVIA shall stay responsible for any negligence in the selection, follow-up, quality control and/or monitoring of such Third Party Vendor(s), to the extent such activities were within the scope of the Services. In addition to the foregoing, if Sponsor delivers, ships, or mails materials or documents to IQVIA, or if IQVIA delivers, ships, or mails materials or documents to Sponsor or to third parties, then (a) the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor, and (b) IQVIA disclaims any liability for the actions or omissions of delivery service providers or carriers.

Notwithstanding and to the extent permitted by international or domestic law and in case IQVIA has the benefit of any right or remedy permitted under such laws, any sums recovered from such Third Party Vendors, delivery service providers or carriers as a result of any error or service failure on the part of such providers in connection with this Agreement would be reverted back to Sponsor to compensate Sponsor for any loss suffered.

For the avoidance of doubt nothing in this Section shall limit or remove IQVIA’s liability for its own negligence, willfull misconduct or wrongful acts or omissions even if any resulting claim brought by Sponsor relates to losses, costs and expenses incurred by Sponsor in connection with the provision of services by Third Party Vendors.

12.	Anti-Bribery.

Each party undertakes to the other party that:

(a)

it will not, and will procure that each of its affiliates and each of their respective employees, directors, officers, subcontractors and agents will not, (i) offer, promise or give an advantage to another person, or (ii) request, agree to receive or accept a financial or other advantage in violation of any anticorruption laws, rules, regulations and decrees applicable to the respective party (collectively, “Legislation”), including the United States Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act 2010 and any implementing legislation under the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions. It is each party’s responsibility to be familiar with, and comply with, the provisions of the applicable Legislation; and

(b)

from time to time, at the reasonable request of the other party, it will confirm in writing that it has complied with its undertakings under Section 12(a) above and will provide any information reasonably requested by the other party in support of such compliance.

13.	Limitation of Liability.

13.1

Consequential Damages. Neither IQVIA, Sponsor, their affiliates nor any of their respective directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profts, indirect, consequential or unforeseeable damages in connection with this Agreement or any Work Order or the Services performed by IQVIA.

13.2

Damages Cap. In no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of IQVIA or its affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed [***] the amount of professional fees and budgeted pass through costs (excluding investigator fees) stated under the applicable Work Order.

13.3

Exceptions. Nothing in this Section 13 is intended to exclude or limit any liability for willful misconduct or any liability for death or personal injury caused by negligence or when such exclusion is prohibited by law and nothing in Section 13.2 only is intended to exclude or limit any liability for recklessness or gross negligence.

14.	Indemnification.

14.1

Sponsor Indemnification. Sponsor shall indemnify, defend and hold harmless IQVIA and its affiliates, and its and their directors, officers, employees, subcontractors and agents (each, an “IQVIA Indemnified Party”), from and against any and all losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses (collectively “Losses”), resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from (a) patient injury in connection with any study, test, device, procedures, product or potential product to which this Agreement or any Work Order relates or (b) Sponsor’s negligence or intentional misconduct except to the extent such Losses are determined to have resulted from the negligent act or omission of the IQVIA Indemnified Party, its affiliates, and its and their directors, officers, employees, subcontractors and agents.

14.2

IQVIA Indemnification. IQVIA shall indemnify, defend and hold harmless Sponsor and its affiliates, and its and their directors, officers and employees (each, a “Sponsor Indemnified Party”), from and against any and all Losses, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein, to the extent such Losses are determined to have resulted from the negligence or intentional misconduct of an IQVIA Indemnified Party or it breach of applicable law in performing the services or its obligations under this Agreement or the Work Order.

14.3

Indemnification Procedure. A party seeking indemnification or reimbursement hereunder shall give the other party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification. The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by the sections above, as applicable, will cooperate with counsel of the indemnifying or reimbursing party, and reserves the right to engage its own counsel to assist in the defense at the expense of the indemnifying party.

15.

Cooperation; Disclosure of Hazards. Sponsor shall forward to IQVIA in a timely manner all documents, materials and information in Sponsor’s possession or control reasonably requested by IQVIA to conduct the Services. Neither Party shall be liable to the other nor be deemed to have breached this Agreement for errors, delays or other consequences arising from the other Party’s failure to timely provide documents, materials or information or to otherwise cooperate with the first Party in order for such first party to timely and properly perform its obligations, and any such failure by Sponsor shall automatically extend any project timelines affected by a time period reasonably commensurate to take into account such failure, unless Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline. Sponsor shall provide IQVIA with all information available to Sponsor regarding known or potential hazards associated with the use of any substances supplied to IQVIA by Sponsor, and both parties shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

16.

Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by any unforeseeable, unavoidable and external reason defined as “Force Majeur Events” by French jurisdictions , then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

17.

Notices and Deliveries. Any notice required or permitted to be given hereunder by either party shall be made in writing and via email if an email address is provided below. Notice shall be deemed given on the date received if delivered personally, by a reputable overnight delivery service, or [***] after the date postmarked if sent by regular, registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to IQVIA:	If to Sponsor:

IQVIA Ltd. 500 Brook Drive Green Park	ABIVAX SA. 5, rue de la Baume F-75 008 Paris

Reading Berkshire, RG2 6UU UK	FRANCE

With a copy to:

IQVIA RDS Inc. Office of the General Counsel P.O. Box 13979 Research Triangle Park, North Carolina 27709-3979 Attention: General Counsel Email: [***]

18.	Insurance.

18.1

Sponsor. During the term of this Agreement and for [***] after the expiration or earlier termination of this Agreement or any Work Order hereunder, whichever is later, each party shall maintain insurance coverage to cover its obligations under this Agreement and any Work Orders hereunder in an amount reasonably adequate against any claim to cover its obligations hereunder. In respect of Sponsor insurance such coverage shall at least cover general liability and clinical trial/product liability insurance.

18.2	IQVIA represents and warrants that it will make Sponsor an additional insured on IQVIA’s general liability policy.

18.3

General Requirements. All insurance coverage under this Section 18 must be issued by an insurance company that is rated at least A-, VII by A.M. Best. All insurance amounts under this Section 18 may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. Each party shall provide the other party with at least [***] prior written notice of any cancellation or expiration of the above-required insurance or any material change to such insurance that causes it to no longer comply with the provisions above. In no event shall the obligations set out in this Section 18 in any way limit or reduce any of either party’s other obligations under this Agreement, including, without limitation, either party’s indemnification obligations set out in Section 14.

19.

Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and IQVIA and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party; provided that either Party may assign this Agreement to its successor in case of change of control, merger or vesting of the assets of such Party. No assignment shall relieve a Party of its obligations under the Agreement.

20.

Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of France, exclusive of its conflicts of law provisions. The Parties agree to attempt to resolve in good faith any dispute arising out of or relating to this Agreement, or any breach hereof by direct negotiation between the Parties in order to attempt to reach an amicable settlement. If such dispute is not resolved and an agreement is not reached through such negotiation, then the Parties agree to submit such dispute to the competent courts of Paris (France). The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

21.

Survival. The rights and obligations of Sponsor and IQVIA, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification, insurance, data protection and liability limitations) shall survive the termination of this Agreement or any Work Order.

22.

Entire Agreement, Headings and Modification. This Agreement, as amended from time to time, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

IQVIA Ltd.		ABIVAX SA

By:	/s/ Kevin Turland	By:	/s/ Hartmut Ehrlich
	(signature)		(signature)

Print Name:	Kevin Turland	Print Name: Prof. Hartmut Ehrlich, M.D.

Title:	Director	Title: Directeur Général

Date:	22 February 2019	Date:	21. Feb. 2019

EXHIBIT A

FORM WORK ORDER

WORK ORDER

This Work Order (“Work Order”) is between ABIVAX SA, which has a place of business at 5, rue de la Baume, F-75008 Paris, France (“Sponsor”) and IQVIA RDS FRANCE, Eurosquare 1, 151-161 Boulevard Victor Hugo, 93588 Saint Ouen Cedex, France (“IQVIA”) and relates to the Master Services Agreement dated as of December 17th, 2018, between Sponsor and IQVIA Ltd., having its registered officies located at 500 Brook Drive, Green Park, Reading, Berkshire RG2 6UU (the “Master Agreement”), which is incorporated by reference herein. Pursuant to the Master Agreement, IQVIA has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1. Work Order. This document constitutes a “Work Order” under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2. Services and Payment of Fees and Expenses.    The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4
DATA PRIVACY INFORMATION FORM	ATTACHMENT 5
TRANSFER OF OBLIGATIONS
(If applicable)	ATTACHMENT *
LOCAL REPRESENTATIVE DUTIES
(If applicable)	ATTACHMENT *
ECG SERVICES
(If applicable)	ATTACHMENT *
LABORATORY SERVICES
(If applicable)	ATTACHMENT *
PHASE I SERVICES
(If applicable)	ATTACHMENT *

3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

4. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

5. Annual Cost Adjustment. [Insert cost adjustment provision if appropriate.]

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[Insert full legal name of IQVIA entity]	[Insert Sponsor’s full legal name]

By:	By:
(signature)	(signature)

Print Name:	Print Name: Prof. Hartmut Ehrlich, MD.

Title:	Title: Directeur Général

Date:	Date:

Attachment 5

Data Processing Information Form

The Personal Data Processed concern the following categories of Data Subjects (please specify):

•

Former, current or future subjects participating in the clinical research or other forms of medical research and/or patients who have received medical treatment, medications or other relevant healthcare services and/or their relatives and/or;

•

Investigators and staff of a hospital/institute conducting the clinical research or other forms of medical research and/or potential investigators, sub-investigators, pharmacists, physicians, other health care professionals and/or;

•	Staff of relevant contract research organisations managing the clinical research on behalf of [Sponsor] and/or;

•	Other consultants, contractors, managers, and agents (who are natural persons) of [Sponsor], and/or

•	[Sponsor’s] staff involved in the conduct and management of the clinical research or other forms of medical research.

Categories of data

The Personal Data Processed concern the following categories of data (please specify):

•	For subjects participating in the clinical research or other forms of medical research and for patients and potential patients and subjects:

•	(possibly) date of birth and/or age

•	(possibly) initials

•	personal identification number assigned to data subjects participating in the clinical research or other forms of medical research;

•	(possibly) description of of characteristics of physical features of the body;

•	(possibly) connection data (e.g. logs, IP address, cookies)

•

For Investigator and staff of a hospital/institute conducting the clinical research or other form of medical research and/or potential clinical investigators and sub-investigators in clinical research, and pharmacists, physicians and other relevant healthcare professionals:

•	name and contact details;

•	data regarding their experience and qualifications;

•	data regarding their payments and/or transfer of values and/or

•	connection data (e.g., logs, IP address, cookies)

•	For staff of relevant contract research organisations managing the clinical research on behalf of [Sponsor]:

•	name and contact details

•	connection data (e.g., logs, IP address, cookies)

•	For consultants, contractors, managers, and agents (who are natural persons) of [Sponsor], and [Sponsor’s] staff involved in the management of the clinical research or other form of medical research:

•	name and contact details;

•	data regarding their experience and qualifications;

•	connection data (e.g., logs, IP Address, cookies).

Special categories of data (if appropriate)

The Personal Data Processed concern the following special categories of data (please specify):

•	Only in case of subjects participating in the clinical research or other form of medical research and patients and potential patients:

•	(relevant elements of) medical history;

•	Health data including clinical test results, samples and tissues, sample number and clinical visit number;

•	(possibly) race and ethnicity where so relevant for the data of the clinical research or other form of medical research;

•	(possibly) sex life where so relevant for the data of the clinical research / other form of medical research where so reported.

Processing operations

The Personal Data Processed will be subject to the following basic Processing activities (please specify):

Collection, storage, Processing and reporting of Personal Data associated with the management of, and scientific analysis within, the clinical research / other form of medical research. Collection, storage, Processing and reporting of Personal Data associated with the management of medical information services and pharmacovigilance.

Duration of Processing

The Personal Data shall be processed for the term of the applicable Work Order.

EXHIBIT B

Data Processing Agreement

WHEREAS, ABIVAX SA which has a place of business at 5, rue de la Baume - F-75008 Paris - France (“Sponsor”) and IQVIA Ltd., having its principal place of business at 500 Brook Drive, Green Park, Reading, Berkshire, RG2 6UU, UK (“IQVIA”) have entered into the Master Services Agreement (“Agreement”) pursuant to which IQVIA (and/or its Affiliates) performs certain services (“Services”) to, or on behalf of Sponsor . During the course of providing Services, IQVIA may obtain, access or otherwise process Personal Data (as defined below). The parties agree that the below provisions apply to such processing activities performed by IQVIA in connection with the Services.

DEFINITION

“Applicable Law” means legislation, laws, regulations in each case, as these may be repealed, re-enacted, amended, overruled or replaced from time to time in those respective jurisdictions where the Services are rendered and/or where IQVIA receives, collects, uses, discloses or otherwise processes Personal Data pursuant to the Agreement.

“Data Protection Legislation” means European Directives 95/46 and 2002/58/EC and any legislation and/or regulation implementing or made pursuant to them, or which amends, replaces, re-enacts or consolidates any of them (including the General Data Protection Regulation), and all other applicable laws relating to processing of Personal Data and privacy that may exist in any relevant jurisdiction;

“Sponsor” for the purposes of this Data Processing Agreement means Sponsor together with its Affiliates;

“General Data Protection Regulation” means Regulation (EU) 2016/679;

“Personal Data” shall have the meaning given by the Data Protection Legislation and be provided by Sponsor to IQVIA and/or its Subprocessors or collected by IQVIA and/or its Subprocessors for and on behalf of Sponsor in connection with the Services to be performed under the applicable Work Order.

“Security Incident” shall have the meaning of a “Personal Data Breach” given by the Data Protection Legislation and be an actual incident that compromises the privacy, security, confidentiality and integrity of the Personal Data.

“Subprocessor” means any third party that IQVIA engages in accordance with the applicable Work Order to process Personal Data on behalf of IQVIA in order to provide the Services.

and

“Data Controller”, “Data Processor”, “Data Subject”, “Personal Data Breach”, “Processing”, “Process” and “Appropriate Technical and Organisational Measures” shall be interpreted in accordance with the General Data Protection Regulation.

1.	DATA PROTECTION

1.1	The parties agree that the Sponsor is the Data Controller and IQVIA is the Data Processor in relation to the Personal Data that IQVIA Processes in the performance of the Services.

1.2

The subject-matter of the data Processing is the performance of the Services. The obligations and rights of IQVIA are as set out in this Data Processing Agreement. The Personal Data that will be Processed pursuant to the Services shall be as set out in the Data Processing Information Form attached to the applicable Work Order or other relevant services agreement. Data Processing Information Form sets out the nature, duration and purpose of the processing, the types of personal data IQVIA processes and the categories of data subjects whose personal data is processed.

1.3

When IQVIA Processes Personal Data in the performance of the Services, IQVIA shall comply with all of its obligations that apply to it (1) as a Data Processor under Data Protection Legislation or (2) under or in connection with the Services performed under the the applicable Work Order, including this Data Processing Agreement, and shall:

1.3.1

Process the Personal Data only in accordance with written instructions from Sponsor according to the approved protocol and related ICF regarding health personal data and in connection with the Services performed under the the applicable Work Order. If IQVIA is required to Process the Personal Data for any other purpose by European Union or Member State law to which IQVIA is subject, IQVIA shall inform the Sponsor of this requirement before the Processing, unless otherwise prohibited from doing so according to Applicable Law or applicable Data Protection Legislation;

1.3.2	notify Sponsor promptly if, in IQVIA’s opinion, an instruction for the Processing of Personal Data infringes applicable Data Protection Legislation;

1.3.3

provide reasonable assistance to Sponsor where required under Data Protection Legislation to enable it to comply with its obligations, including its transparency obligations towards Data Subject(s), under Data Protection Legislation and at Sponsor’s cost and expense, unless otherwise agreed. For the avoidance of doubt, Sponsor shall be responsible for providing the relevant notices to IQVIA where required for Data Subject(s);

1.3.4

at Sponsor’s cost and expenses unless otherwise agreed, and by taking into account the nature of the Processing and by using Appropriate Technical and Organisational Measures, and insofar as this is possible, assist Sponsor to fulfil its obligations to respond to requests from Data Subjects exercising their rights in connection with their Personal Data Processed by IQVIA and/or its Subprocessor during the course of the Services;

1.3.5

implement and maintain Appropriate Technical and Organisational Measures commensurate with the nature of the Personal Data to protect the Personal Data against unauthorised or unlawful Processing and against accidental loss, destruction, damage, theft, alteration or disclosure. Such measures shall include the provisions of Schedule 1 to this Data Processing Agreement;

1.3.6	engage Subprocessor only to the extent that Sponsor has expressly consented in writing prior to such engagement, such consent not be unreasonably withheld;

1.3.7

where Sponsor does consent to IQVIA engaging a Subprocessor to carry out any part of the Services, ensure the reliability and competence of the Subprocessor and IQVIA shall include in any contract with the Subprocessor provisions which are the same as those in this Data Processing Agreement and as are required by Data Protection Legislation;

1.3.8

remain fully liable to Sponsor for the fulfilment of IQVIA’s obligations under this Data Processing Agreement, where such Subprocessor fails to fulfil its obligations under the applicable subprocessing agreement;

1.3.9

ensure that IQVIA’s personnel having access to the Personal Data have committed to keep Personal Data confidential and comply with the obligations set out in this Data Processing Agreement or are under an appropriate statutory obligation of confidentiality;

1.3.10

allow and provide reasonable assistance to Sponsor and its respective auditors or authorised agents (who must not be a competitor of IQVIA) to conduct audits or inspections, at Sponsor’s cost and in accordance with Section 9 of the Agreement. Such audit or inspection shall be limited to providing access to the premises, information, resources, processes and procedures and personnel that IQVIA or IQVIA’s Subprocessors use in connection with the provision of the Services and the Processing of the Personal Data;

1.3.11

maintain, and make available to Sponsor upon reasonable request, all necessary information and documentation relevant to the Personal Data Processing activities in connection with Services performed under the Agreement to verify Sponsor’s compliance with the Data Protection Legislation;

1.3.12

agree, subject to the protection of IQVIA’s confidential and proprietary information in accordance with the Agreement, that Sponsor may disclose such information, records and documentation, including this Data Processing Agreement, to demonstrate Sponsor’s compliance with the Data Protection Legislation;

1.3.13

at the end of the Services (1) cease Processing the Personal Data except as otherwise provided under Applicable Laws and/or (2) destroy or return all copies of Personal Data except as otherwise provided under Applicable Laws;

1.4	If IQVIA becomes aware of any Security Incident affecting its Processing of Personal Data, IQVIA shall promptly notify Sponsor not later than within 72 hours and:

1.4.1

provide Sponsor with as detailed a description as possible of the Security Incident, a summary of risk evaluation and an action plan in order to allow the evaluation of the breach by Sponsor and the necessity of informing CNIL of the breach;

1.4.2

take action immediately, at IQVIA’s own expense, to investigate the Security Incident and to identify, prevent and mitigate the effects of the Security Incident and, where agreed with the Sponsor, carry out any commercially reasonable action to remedy the Security Incident; and

1.4.3

not release or publish any filing, communication, notice, press release, or report concerning the Security Incident unless otherwise agreed with the Sponsor (except where required to do so by Applicable Law).

1.5

IQVIA shall not transfer the Personal Data outside the European Economic Area unless such transfer is specifically permitted in the applicable Work Order or is supported by a mechanism approved by the Data Protection Legislation. Such mechanism will include but shall not be limited to, execution of the European Commission Standard Contractual Clauses (or such other acceptable form of data transfer agreement in relation to Subprocessors) between Controllers and Processors or any similar agreement relating to transfers of Personal Data to other Third countries.

1.6

In the event IQVIA makes a determination that it can no longer meet its obligation to provide the same level of protection as is required by the Data Protection Legislation, IQVIA must as soon as practicable following the determination provide Sponsor notice thereof, and provide such further information and assistance as may be reasonably requested at Sponsor’s expense.

1.7

To the extent that the terms contained in the Agreement conflict or are inconsistent with those contained in this Data Processing Agreement, the terms contained in this Data Processing Agreement shall control with respect to Processing of Personal Data by IQVIA to the extent of such conflict or inconsistency.

Schedule 1

IQVIA’s Security Measures

1.	Access control to premises and facilities

Measures taken to prevent unauthorized physical access to premises and facilities holding personal data, shall include:

•	Access control system

•	ID reader, magnetic card, chip card

•	(Issue of) keys

•	Door locking (electric door openers etc.)

•	Surveillance facilities

•	Alarm system, video/CCTV monitor

•	Logging of facility exits/entries

2.	Access control to systems

Measures taken to prevent unauthorized access to IT systems. These include the following technical and organizational measures for user identification and authentication:

•	Password procedures (incl. special characters, minimum length, forced change of password)

•	No access for guest users or anonymous accounts

•	Central management of system access

•	Access to IT systems subject to approval from HR management and IT system administrators

3.	Access control to data

Measures taken to prevent authorized users from accessing data beyond their authorized access rights and prevent the unauthorised input, reading, copying, removal, modification or disclosure of data. These measures include:

•	Differentiated access rights

•	Access rights defined according to duties

•	Automated log of user access via IT systems

•	Measures to prevent the use of automated data-processing systems by unauthorised persons using data communication equipment

4.	Disclosure control

Measures taken to prevent the unauthorized access, alteration or removal of data during transfer, and to ensure that all transfers are secure and are logged. These measures include:

•	Encryption using a VPN for remote access, transport and communication of data.

•	Prohibition of portable media

•	Creating an audit trail of all data transfers

5.	Input control

Measures put in place to ensure all data management and maintenance is logged, and an audit trail of whether data have been entered, changed or removed (deleted) and by whom must be maintained. Measures include:

•	Logging user activities on IT systems

•	Ensuring that it is possible to verify and establish to which bodies personal data have been or may be transmitted or made available using data communication equipment

•	Ensuring that it is possible to verify and establish which personal data have been input into automated data-processing systems and when and by whom the data were input

6.	Job control

Measures put in place to ensure that data is processed strictly in compliance with the data importer’s instructions. These measures include:

•	Unambiguous wording of contractual instructions

•	Monitoring of contract performance

7.	Availability control

Measures put in place to ensure that data are protected against accidental destruction or loss. These measures include:

•	Ensuring that installed systems may, in the case of interruption, be restored

•	Ensuring systems are functioning, and that faults are reported

•	Ensuring stored personal data cannot be corrupted by means of a malfunctioning of the system

•	Uninterruptible power supply (UPS)

•	Business Continuity procedures

•	Remote storage

•	Anti-virus/firewall systems

8.	Segregation control

Measures put in place to allow data collected for different purposes to be processed separately. These measures include:

•	Restriction of access to data stored for different purposes according to staff duties.

•	Segregation of business IT systems

•	Segregation of IT testing and production environments